Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name under the heading “Experts” and the disclosure of our role in the valuation analysis of the real properties of CNL Healthcare Properties II, Inc. (the “Company”) and a range for the net asset value per share of the Company’s common stock under the heading “Valuation Policy; Determination of Estimated NAV Per Share and Offering Prices” to the Prospectus dated April 13, 2018 related to the Registration Statement (File No. 333-206017) of the Company.

April 13, 2018	/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.